Exhibit 99.1

Charles & Colvard Reports Second Quarter 2015 Financial Results

Direct-to-Consumer Businesses’ Sales Increase; Inventory Reduced to $34.5 Million

Conference Call to Be Held Today at 4:30 PM EDT

MORRISVILLE, NC—August 6, 2015—Charles & Colvard, Ltd. (NASDAQ: CTHR), the original and leading worldwide source of Classic Moissanite™ and Forever Brilliant®, The World’s Most Brilliant Gem®, reports financial results for the second quarter and six months ended June 30, 2015.

“We enjoyed another quarter of strong sales growth in our direct-to-consumer businesses as the value, quality and beauty of our moissanite continued to resonate well with consumers,” said Marvin Beasley, President and CEO of Charles & Colvard. “We also made progress in reducing inventory of our lower grades of loose jewels. Monetizing those assets was a key initiative in the second quarter.”

“We are pleased with the growth of our direct-to-consumer businesses, with Lulu Avenue® and Moissanite.com producing strong sales growth this quarter,” Mr. Beasley continued. “We expect sales from both of these channels to continue to show year-over-year increases, as awareness of moissanite continues to build through our marketing and branding efforts. During the quarter, we launched Moissy.com, a platform that increases awareness of and knowledge about this unique gemstone, and allows existing moissanite fans and new customers to share their personal moissanite stories, images and articles on social media and to be further inspired by the brilliance of moissanite.”

Mr. Beasley concluded, “Our team has worked diligently to strengthen our sales, reduce our inventory and strengthen our cash position. However, we know there is still a lot of room for improvement. We look forward to continuing to build awareness of our brands, and strengthening the Company through our existing and new customers.”

Financial Highlights for the Second Quarter 2015:

•	Second quarter 2015 sales were $7.5 million compared with $7.8 million in the year-ago second quarter, a decrease of 5%.

•	The Company’s wholesale business sales were $4.9 million and represented 66% of sales for the quarter, compared with $6.8 million, or 87% of sales in the year-ago second quarter.
•	The Company’s direct-to-consumer home party business, Lulu Avenue®, increased sales by 355% for the quarter to $1.3 million and represented 17% of sales, compared with $0.3 million, or 4% of sales in the second quarter of 2014.
•	The Company’s direct-to-consumer e-commerce business, Moissanite.com, increased sales by 78% to $1.3 million and represented 17% of sales, compared with the year-ago second quarter when it had $0.7 million, or 9% of sales.
•	Finished jewelry sales were $3.7 million for the quarter, compared with $3.8 million in the year-ago second quarter. Loose jewel sales were $3.8 million for the quarter, compared with $4.0 million for the year-ago second quarter.
•	Operating expenses were $5.1 million for the second quarter of 2015, compared with $4.6 million for the year-ago second quarter.
•	Net loss for the second quarter was $4.0 million, or $0.20 per share, compared with a net loss of $6.2 million, or $0.31 per share, in the year-ago second quarter.

Financial Highlights for the First Six Months of 2015:

•	Sales increased 14% to $15.9 million for the first six months of 2015 compared with $13.9 million in the year-ago six-month period.
•	The Company’s wholesale business sales for the six months ended June 30, 2015 were $10.8 million and represented 68% of sales compared with $12.0 million, or 86% of sales in the year-ago period.
•	The Company’s direct-to-consumer home party business, Lulu Avenue®, increased sales by 442% for the first six-month period of 2015 to $2.7 million and represented 17% of sales, compared with $0.5 million, or 4% of sales in the same period of 2014.
•	The Company’s direct-to-consumer e-commerce business, Moissanite.com, increased sales by 67% for the first six-month period of 2015 to $2.4 million and represented 15% of sales, compared with the year-ago period when it had $1.4 million, or 10% of sales.
•	Finished jewelry sales were $8.3 million for the six months ended June 30, 2015, compared with $6.2 million in the year-ago period. Loose jewel sales were $7.6 million for the six months ended June 30, 2015, compared with $7.7 million for the year-ago period.
•	Operating expenses were $10.3 million for the first six months of 2015, compared with $8.1 million for the year-ago period, with increases primarily due to increased expenses related to the transition of our president and CEO, and increases in commission expenses primarily associated with growth in our Lulu Avenue® business.
•	Net loss for the six months was $5.7 million, or $0.28 per share, compared with a net loss of $7.3 million, or $0.36 per share, in the year-ago period.

Financial Position

Cash and liquid investments totaled $5.3 million at June 30, 2015, an increase of $1.2 million from approximately $4.0 million as of December 31, 2014. The Company had no debt outstanding as of June 30, 2015. Total inventory, including long-term and consigned inventory, was $34.5 million as of June 30, 2015, compared with $38.9 million at December 31, 2014.

Investor Conference Call

The Company will be hosting a conference call and webcast today at 4:30 pm EDT. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Charles & Colvard, Ltd. Conference Call” a few minutes before 4:30 p.m. EDT today. The call will also be broadcast live on the Internet at https://www.webcaster4.com/Webcast/Page/346/9363.

The conference call will be archived for review on the Internet at https://www.webcaster4.com/Webcast/Page/346/9363 and on the Company’s website at http://www.charlesandcolvard.com/investor-relations/events until Friday, August 21, 2015.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the original and leading worldwide source of moissanite, a unique, near-colorless created gem that is distinct from other gems and jewels based on its exceptional fire, brilliance, durability, and rarity. Charles & Colvard’s Classic Moissanite™ and Forever Brilliant® are currently incorporated into fine jewelry sold through domestic and international retailers and other sales channels. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, our dependence on consumer acceptance and growth of sales of our products resulting from our strategic initiatives; dependence on a limited number of customers; the impact of the execution of our business plans on our liquidity; our ability to fulfill orders on a timely basis; the financial condition of our major customers and their willingness and ability to market our products; dependence on Cree, Inc. as the sole supplier of the raw material; our ability to successfully manage the transition of our President and Chief Executive Officer; our current wholesale customers’ potential perception of us as a competitor in the finished jewelry business; intense competition in the worldwide jewelry industry; general economic and market conditions, including the current economic environment; risks of conducting business in foreign countries; the pricing of precious metals, which is beyond our control; the potential impact of seasonality on our business; our ability to protect our intellectual property; the risk of a failure of our information technology infrastructure to protect confidential information and prevent security breaches; possible adverse effects of governmental regulation and oversight; and the failure to evaluate and integrate strategic opportunities, in addition to the other risks and uncertainties described in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Contact:

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

(212) 661-6886

-Financial Tables Follow-

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$5,254,242	$4,007,341
Accounts receivable, net	4,462,286	5,510,253
Inventory, net	13,404,996	13,320,639
Prepaid expenses and other assets	905,306	602,850
Total current assets	24,026,830	23,441,083
Long-term assets:
Inventory, net	21,124,138	25,617,990
Property and equipment, net	1,663,608	1,859,355
Intangible assets, net	172,895	216,947
Other assets	252,805	291,022
Total long-term assets	23,213,446	27,985,314
TOTAL ASSETS	$47,240,276	$51,426,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,314,133	$3,286,086
Accrued cooperative advertising	36,000	220,000
Accrued expenses and other liabilities	1,475,571	684,577
Total current liabilities	4,825,704	4,190,663
Long-term liabilities:
Accrued expenses and other liabilities	763,260	809,879
Accrued income taxes	414,018	407,682
Total long-term liabilities	1,177,278	1,217,561
Total liabilities	6,002,982	5,408,224
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	54,240,247	53,949,001
Additional paid-in capital – stock-based compensation	12,283,365	11,628,503
Accumulated deficit	(25,286,318)	(19,559,331
Total shareholders’ equity	41,237,294	46,018,173
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,240,276	$51,426,397

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$7,476,872	$7,841,647	$15,853,936	$13,909,200
Costs and expenses:
Cost of goods sold	6,461,537	5,324,981	11,305,440	8,988,023
Sales and marketing	3,517,870	2,171,614	6,491,234	4,366,225
General and administrative	1,533,948	2,376,466	3,768,161	3,752,681
Research and development	7,043	9,514	9,104	11,501
Loss on abandonment of assets	-	-	-	2,201
Total costs and expenses	11,520,398	9,882,575	21,573,939	17,120,631
Loss from operations	(4,043,526)	(2,040,928)	(5,720,003)	(3,211,431)
Other income (expense):
Interest income	-	20	11	49
Interest expense	(767)	(188)	(784)	(318)
Gain on sale of long-term assets	-	-	125	-
Total other expense, net	(767)	(168)	(648)	(269)
Loss before income taxes	(4,044,293)	(2,041,096)	(5,720,651)	(3,211,700)
Income tax net expense	(3,243)	(4,152,987)	(6,336)	(4,045,777)
Net loss	$(4,047,536)	$(6,194,083)	$(5,726,987)	$(7,257,477)

Net loss per common share:
Basic	$(0.20)	$(0.31)	$(0.28)	$(0.36)
Diluted	$(0.20)	$(0.31)	$(0.28)	$(0.36)

Weighted average number of shares used in computing net loss per common share:
Basic	20,326,577	20,262,299	20,217,646	20,229,979
Diluted	20,326,577	20,262,299	20,217,646	20,229,979

CHARLES & COLVARD, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,726,987)	$(7,257,477)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	440,676	588,745
Stock-based compensation	773,342	810,490
Provision for uncollectible accounts	19,000	682,725
Provision for sales returns	(581,000)	(845,000)
Provision for inventory reserves	615,000	69,000
Provision for deferred income taxes	-	4,039,723
Loss on abandonment of assets	-	2,201
Gain on sale of long-term assets	(125)	-
Changes in assets and liabilities:
Accounts receivable	1,609,967	2,590,297
Inventory	3,794,495	868,994
Prepaid expenses and other assets, net	(264,239)	(394,745)
Accounts payable	28,047	(10,651)
Accrued cooperative advertising	(184,000)	8,000
Accrued income taxes	6,336	6,054
Other accrued liabilities	744,375	647,581
Net cash provided by operating activities	1,274,887	1,805,937

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(155,185)	(956,666)
Patent, license rights, and trademark costs	(45,742)	(59,863)
Proceeds from sale of assets	175	-
Net cash used in investing activities	(200,752)	(1,016,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock option exercises	172,766	-
Net cash provided by financing activities	172,766	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,246,901	789,408
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,007,341	2,573,405
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,254,242	$3,362,813

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$784	$318
Cash paid during the period for income taxes	$-	$-